SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                                December 5, 2000
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                Date of Report (Date of earliest event reported)


                             Arch Capital Group Ltd.
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             (Exact name of registrant as specified in its charter)

    Bermuda                         0-26456                     N/A
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(State or other             (Commission File Number)      (I.R.S. Employer
jurisdiction of                                         Identification No.)
incorporation or
 organization)



                 20 Horseneck Lane, Greenwich, Connecticut 06830
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               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:

                                 (203) 862-4300


                                 Not Applicable
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          (Former name or former address, if changed since last report)





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ITEM 5. Other Events.

     On October 31, 2000, we entered into a definitive agreement to acquire substantially all of the assets of Hales & Company ("Hales"), a privately held merchant banking firm specializing in the insurance industry, and the closing of the aforementioned transaction took place on December 4, 2000. Founded in 1973, Hales is a leading merger and acquisition advisor to middle-market insurance organizations and the manager of the general partner of Distribution Partner Investment Capital, L.P., a private equity fund with investments in insurance distribution, outsourcing and technology companies. The purchase price will consist of 300,000 common shares of Arch Capital Group Ltd. (which shares will be subject to a two-year lock-up) and $2,000,000 in cash, representing a total purchase price of approximately $6,400,000 (based on the closing market price of our common stock on December 4, 2000). Substantially all of this amount will be reflected as goodwill and will be amortized over a period not to exceed 15 years. As part of the acquisition of Hales, we have made a commitment of $1.2 million to the fund managed by Hales.

ITEM 7. Financial Statements, Pro Forma Financial Information And Exhibits.

     10.1. Asset Purchase Agreement dated as of October 31, 2000 among Arch Capital Group Ltd., Hales Capital Advisers, L.L.C., its members and Hales & Company Inc.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

                                   ARCH CAPITAL GROUP LTD.


Date:  December 5, 2000            By:   /s/ Peter A. Appel
                                         -----------------------------------
                                         Peter A. Appel
                                         President and Chief Executive Officer